Exhibit 99.1

Mobiquity Networks Adds New App Partner to its Publisher Network

App Partner adds billions of new first party data points to existing Mobiquity Database

GARDEN CITY, N.Y., December 12, 2016 – (GLOBE NEWSWIRE) – Mobiquity Technologies Inc. (OTCBB:MOBQ), wholly owned subsidiary, Mobiquity Networks, a next generation location marketing and data insight company that operates a nationwide location-based mobile advertising network of beacons, has partnered with a major weather related app to join its App Publisher Network. This app will add approximately 70 million US downloaded users to Mobiquity’s existing publisher network.

The Mobiquity Publisher Network is comprised of apps that have integrated Mobiquity’s location SDK. The Mobiquity location SDK provides precise real-time first party location information for use in marketing and research.

Mobiquity Networks utilizes the location data to create highly relevant location based ads, audience segmentations and attribution reports. These services allow brands to better reach their customers and potential customers while helping them understand the effectiveness of their advertising campaigns.

“With this partnership we have greatly expanded the reach of Mobiquity Networks” said Tom Arnost, Chairman of Mobiquity Networks. “As the app continues to scale, since our recent launch, we have documented over 2 billion data points of valuable first party location data. Now brands have even more opportunity to understand their customers and better provide them with information on their products and services.”

About Mobiquity Technologies:

Mobiquity Networks, a wholly owned subsidiary of Mobiquity Technologies, Inc. (OTCQB: MOBQ), is a location marketing and data insights company that operates a nationwide location-based mobile advertising network of beacons with exclusive agreements in premier US shopping malls. Coupled with Mobiquity’s integrated suite of leading-edge location based mobile advertising technologies, retail and entertainment brands can execute personalized and contextually relevant mobile ad experiences, driving brand awareness and incremental revenue.

Visit: www.mobiquitytechnologies.com and www.mobiquitynetworks.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

Media Contacts:

Mobiquity Technologies, Inc.

Dean Julia

DJulia@mobiquitynetworks.com

516-256-7766 x214